Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2024, relating to the financial statements of Olo Inc., and the effectiveness of Olo Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Olo Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP
New York, New York
February 21, 2024